Exhibit 10.1

EXECUTION COPY

February 13, 2013

Victor Luis (“You”)
Coach, Inc.
516 West 34th Street
New York, NY  10001

Dear Victor,

It is with great pleasure that I confirm your appointment as President and Chief Commercial Officer of Coach, Inc. (the “Company” or “Coach”), directly reporting to me, Lew Frankfort, Chairman and Chief Executive Officer, Coach. You will continue to be an Executive Officer of Coach, Inc. and a member of the Coach Operating Group (the “Operating Group”), and will be appointed as a member of the Board of Directors of Coach (the “Board”).

It is the intent of the Board to appoint you to the position of Chief Executive Officer of Coach no later than January 1, 2014.  You will then report directly to me in my role as Executive Chairman of the Company.  At such time as I am no longer the Executive Chairman, you will report directly and exclusively to the Board.

If you accept this appointment, your employment in the position of President and Chief Commercial Officer will commence effective as of February 14, 2013 (the “Effective Date”).

Base Salary

$1,100,000 per annum as President and Chief Commercial Officer.

Upon your appointment to the position of Chief Executive Officer, your base salary will be increased to $1,250,000 per annum.

Your salary will be paid monthly on the last Thursday of each calendar month (or as otherwise provided in accordance with the Company’s standard payroll practices, but not less frequently than monthly).  Your base salary may be increased, but not decreased.

2
Victor Luis, President and Chief Commercial Officer, Coach Inc.

As you are aware, performance reviews are typically conducted at the end of our fiscal year, which presently runs from approximately July 1 through June 30.  Your compensation will be reviewed annually by the Human Resources Committee (the “Committee”) of the Board at its August meeting, and any changes would take effect in September.

Incentive Compensation

You will continue to be eligible for the Coach, Inc. Performance-Based Annual Incentive Plan (“SOPS”), a cash incentive program under which payout is based solely on Coach’s financial performance.  The annual target bonus is 150% of your salary actually paid during the fiscal year. The maximum bonus is 200% of your salary actually paid during the fiscal year and assumes the highest possible level of Company financial performance.  For fiscal year 2013, your target and maximum bonus will be pro-rated in accordance with the Company’s normal practice for mid-fiscal year changes to either salary or bonus percentage targets.  To be eligible for the bonus, you understand and agree you must be employed with Coach as of the payout date.  The treatment of bonus payments in the event you leave the Company is explained under Separation, below.

Any SOPS bonus is paid within three months of the end of the fiscal year.  Please refer to the My Pay section of Coachweb for the governing terms of the SOPS bonus plan.

Equity Compensation

Appointment Grant
On March 4, 2013, you will be granted a one-time performance restricted stock unit (“PRSU”) award valued at $25 million on the date of grant.  The number of PRSUs at grant will be based on the closing stock price on date of grant.  The PRSU award will vest in full as of the fifth anniversary of grant with opportunities to vest 1/5th as of the third anniversary and 1/5th as of the fourth anniversary, depending in each case on performance.  The shares of common stock underlying this award will be earned and distributed based on performance criteria to be established by the Committee at the time the grant is made, as set forth on Exhibit A, and such criteria will be linked to the Company’s total stockholder return compared to the total stockholder return of the companies in the Standard & Poor's 500 Index (“S&P 500”) on the date of grant.  To vest in this award, you must be employed by Coach in the position of Chief Executive Officer as of the applicable vesting date; provided, however, that in the event of your death or Disability (as defined below), you (or your estate, as the case may be) will be eligible to receive a pro-rata portion of the award, determined based upon the number of days elapsed during the performance period prior to the date of termination, which portion shall be eligible to vest as of the original vesting dates based on actual Company performance (and, for the avoidance of doubt, such portion shall vest on such original vesting dates to the extent that the Company achieves the performance goals set forth in the appointment grant award agreement as of such dates).

3
Victor Luis, President and Chief Commercial Officer, Coach Inc.

Annual Equity Grants
Coach will make you an annual equity award each August, with a grant date value of no less than $4,800,000.  The annual awards to be made in each of August 2013, 2014 and 2015 will be comprised of 60 percent PRSUs and 40 percent stock options.  The number of PRSUs you receive in connection with each annual award will be based on the closing stock price on the date of grant.  The number of stock options you receive in respect of any annual award will be based on the grant price (closing price on the grant date) and on an industry standard valuation model, Black-Scholes, which determines the value of a stock option.  The grant dates for these annual awards will be in August on the dates the Committee approves such grants for all eligible employees, and the exercise price per share of the Company’s common stock subject to each such stock option will be equal to the closing price per share on the grant date.  Each stock option granted to you in connection with an annual award will be exercisable 1/3 after 1 year from the date of grant, 1/3 after 2 years from the date of grant, and 1/3 after 3 years from the date of grant, and will expire 10 years after the date of grant.  Notwithstanding the foregoing, no annual award will be made unless you remain employed through the applicable grant date and, except as described below in the Separation paragraph, all annual awards will be forfeited if you cease to be employed prior to the applicable vesting date; provided, however, that in the event of your death or Disability, your annual awards shall accelerate and vest in full as of the date of such death or Disability, the target number of PRSUs subject to such awards shall be payable to you (or your estate, as the case may be) on or as soon as reasonably practicable following such date, and the stock options subject to such awards shall remain exercisable following such date in accordance with their terms.

For 2013, your annual award of PRSUs will have a grant date value of $2,880,000 and will vest in equal installments of 1/3 each as of each of the first three anniversaries of the date of grant, subject to achievement of performance criteria established on the grant date by the Committee and $1,920,000 will be in the form of a stock option.  Thereafter, your annual PRSU awards will cliff vest as of the third anniversary of the grant date, subject to achievement of performance criteria established on the grant date by the Committee.

The terms of your equity grants will be set forth in the applicable award agreements, which will not be inconsistent with the terms hereof.

Outstanding Equity
For the avoidance of doubt, all of your currently outstanding equity awards and agreements will continue to be governed in accordance with the terms and conditions of such awards as of the date hereof (including without limitation all provisions related to vesting and termination of employment).  A list of all of your currently existing equity awards and agreements is set forth on Exhibit B.

Stock Ownership Requirements

The Board has implemented stock ownership requirements for all Vice Presidents and above.  You currently are required to meet the stock ownership requirements for Presidents and will continue to be subject to those requirements upon your appointment as Chief Commercial Officer.  Upon your appointment to the position of Chief Executive Officer, you will be subject to the stock ownership requirements for the Chief Executive Officer.  The current required amount of stock ownership for the Chief Executive Officer position is the lesser of Coach equity valued at five (5) times your then current annual salary, or 250,000 shares. You will be required to achieve this level of ownership by the time you have reached the fifth anniversary of your appointment as Chief Executive Officer.  You agree that such stock ownership requirements may change from time-to-time as the Committee deems appropriate and/or as is required by law.

4
Victor Luis, President and Chief Commercial Officer, Coach Inc.

In addition to general restrictions on trading other types of Coach securities, as well as blackout periods, and to ensure that you do not inadvertently trade Coach securities when a non-public material event is taking place, you will be required to provide advance notice to, and obtain preapproval from, the Coach legal department of your intent to exercise stock options, or buy or sell Coach shares, along with the details (number of shares/options) of any proposed transaction.

Compensation Clawback

The Board has adopted the following incentive repayment policy affecting all performance-based compensation Coach pays to members of its Operating Group:

In the event of a material restatement of the company’s financial results, the Committee will review the circumstances that caused the restatement and consider accountability to determine whether an Operating Group member was negligent or engaged in misconduct.  If the Committee determines that this was the case, and that the amount paid to that Operating Group member of a cash incentive award (for example SOPS), or the shares vesting of a performance-based long-term incentive award, would have been less during any period had the financial statements been correct, then the Committee will recover compensation from the responsible Operating Group member as it deems appropriate.

Your acceptance of this agreement includes your acceptance of a binding agreement to return to the company the full amount of any compensation demanded by the Committee under this policy.  This agreement will survive the longer of (i) six months following your departure from Coach, or (ii) up to six months after payment of the relevant incentive compensation.

You agree that you will be subject to this repayment policy and that it may change from time-to-time as the Committee deems appropriate and/or as is required by law.

In addition, upon your appointment to Chief Executive Officer, you will also be subject to the compensation clawback provisions of Section 304 of the Sarbanes-Oxley Act of 2002, and may be required to disgorge bonuses, other incentive- or equity-based compensation, and profits on sales of Company stock that you receive within the 12-month period following the public release of financial information if there is a restatement of the Company’s financial statements due to material noncompliance, as a result of misconduct, with financial reporting requirements under the federal securities laws.

5
Victor Luis, President and Chief Commercial Officer, Coach Inc.

Benefits

Your other major benefits will include medical, dental and vision benefits for you and your family, life insurance, short and long term disability for you, Coach, Inc. Savings & Profit Sharing Plan, Employee Stock Purchase Plan, employee discount program, and 25 business days of vacation per year.  Coach will provide you with up to $25,000 in reimbursement for reasonable and documented legal fees and expenses incurred in connection with the negotiation of this agreement.  In addition, Coach will pay your premium for universal life insurance, with a benefit payable to your designated beneficiary, in the amount of $3,000,000.

Separation

On any termination of your employment, the Company will pay you (i) unpaid base salary through and including the date of termination, (ii) any bonus earned, but unpaid, for the year prior to the year in which the termination occurs, and (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program or policy of the Company.

If your employment is terminated by the Company without “Cause” or if you resign for “Good Reason”, the Company will pay you an amount (the “Severance Amount”) equal to the sum of your (i) “Pro Rata Bonus,” which shall mean a pro-rated amount of your annual bonus for the Company’s fiscal year in which the date of termination occurs based on actual Company performance and payable at the time such bonuses are otherwise payable to senior executives of the Company for such fiscal year, (ii) 21  months of your then current salary, paid monthly during the 21-month period (the “Severance Period”) following the later of (x) the date of your termination of employment or (y) the expiration of the three-month Notice period (as defined below), and (iii) 21 months of annual bonus (calculated as 1.75 times the average of the actual percentages of the maximum annual bonus amounts earned with respect to the pre-established Coach, Inc. financial performance goals (but not individual or business segment goals) for the three (3) fiscal years most-recently completed prior to the termination date and applied to the maximum annual bonus amount otherwise payable with respect to the year of termination) and paid monthly during the Severance Period.  During the Severance Period, (i) you will continue to be eligible to participate in the Company’s group health plans (or the Company will pay such portion of your applicable COBRA premiums that exceeds the active employee cost of participation in the Company’s applicable group health plans), at the Company’s expense, subject to applicable plan rules, and (ii) the Company will maintain your universal life insurance policy at its expense (the “Severance Benefits”).

6
Victor Luis, President and Chief Commercial Officer, Coach Inc.

Receipt of such Severance Amount and Severance Benefits will be subject to your compliance with the terms of the Restrictive Covenants Agreement, attached hereto as Exhibit C.  Upon termination of your employment by the Company without Cause or by you for Good Reason, (i) all of your unvested annual equity awards will continue to vest during the Severance Period to the extent that such awards would have become vested had you remained employed through the end of the Severance Period, and (ii) a pro-rata portion of any unvested annual PRSU awards subject to cliff-vesting, determined based upon the number of days elapsed during the performance period prior to the last day of the Severance Period, shall be eligible to vest as of the original vesting date based on actual Company performance.  All portions of the annual equity awards that are not eligible to become vested during or following the Severance Period pursuant to the preceding sentence will be forfeited immediately following the last day of the Severance Period (however vested stock options shall remain outstanding until the 90th day following the end of the Severance Period).  For the avoidance of doubt, any unvested appointment grant PRSUs shall not be eligible for continued vesting during the Severance Period and no additional shares will be earned pursuant to any appointment grant PRSUs following your termination of employment.  You shall not be subject to the clawback provisions relating to competitive employment under the equity award agreements following the end of the Severance Period.  To receive the Severance Amount and Severance Benefits, you will be required to sign a waiver and mutual release agreement in substantially the form attached hereto as Exhibit D (a “Release”), on or prior to the 60th day following the termination of your employment (the “Release Date”). Notwithstanding anything to the contrary in this agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this agreement as a result of termination of your employment are subject to your execution and delivery of a Release and are payable prior to the Release Date, such amounts shall be paid in a lump sum on the Company’s first standard payroll date to occur on or after the Release Date, provided that, as of the Release Date, you have executed and have not revoked the Release (and any applicable revocation period has expired).  For the avoidance of doubt, you and the Company acknowledge and agree that, on and following your termination of employment hereunder, you will not be eligible to receive any severance payments or benefits from the Company except as specifically set forth in this Separation paragraph and/or the Terms and Conditions paragraph, below, or any other written agreement between you and the Company or any Company employee benefit plan or policy, or as otherwise required by applicable law.

The Company has “Cause” to terminate your employment upon (i) your willful failure to substantially perform the duties as President and Chief Commercial Officer or Chief Executive Officer, as applicable (other than any such failure resulting from your permanent Disability), which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;(ii) your failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Chairman or of the Board, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) your commission at any time of any act or omission that results in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving fraud, embezzlement, material misconduct, misappropriation or moral turpitude; (iv) your willful taking of or failure to take any action that is materially injurious to the Company, whether monetarily or otherwise (including, without limitation, any act or omission that is materially detrimental to the business or reputation of the Company); (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities; or (vi) your willful commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).

7
Victor Luis, President and Chief Commercial Officer, Coach Inc.

You have “Good Reason” to resign your employment upon the occurrence of any of the following: (i) failure of the Company to continue you in the position of President and Chief Commercial Officer (or any other position not less senior to such position) or, upon appointment as Chief Executive Officer, failure to continue you in the position of Chief Executive Officer; (ii) a material diminution in the nature or scope of your responsibilities, duties or authority; (iii) failure of the Company to make any material payment or provide any material benefit under this agreement or the Company’s material reduction of any compensation, equity or benefits that you are eligible to receive under this agreement, other than reductions applying to all Company employees; (iv) relocation of the Company's executive offices more than 50 miles outside of New York, New York or relocation of you away from the Company’s executive offices; (v) the failure of the Board to appoint you to the position of Chief Executive Officer by January 1, 2014; (vi) the failure of the Company to nominate you to the Board during your employment hereunder; or (vii) the Company’s material breach of the terms of this agreement; provided, however, that notwithstanding the foregoing you may not resign your employment for Good Reason unless: (x) you provide the Company with at least 30 days prior written notice of your intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that you may resign your employment for Good Reason if, in connection with any change in control, the surviving entity does not assume this agreement (or, with your written consent, substitute a substantially identical agreement) with respect to you in writing, delivered to you prior to, or as soon as reasonably practicable following the occurrence of, such change of control.

If you resign from employment hereunder other than for Good Reason, as defined above, during the Notice period, the Company may, in its sole discretion, elect to subject you to Section 1 of the Restrictive Covenants Agreement by providing you with written notice thereof.  In the event (such event is referred to as a “Resignation Without Good Reason With Severance”), the Company agrees to pay you: (i) your “Pro Rata Bonus,” as defined previously, (ii) 12  months of your then current salary, paid monthly during the 12-month period following the later of (x) the date of your termination of employment or (y) the expiration of the three-month Notice period, and (iii) 12 months of annual bonus (calculated as 1 times the average of the actual percentages of the maximum annual bonus amounts earned with respect to the pre-established Coach, Inc. financial performance goals (but not individual or business segment goals) for the three (3) fiscal years most-recently completed prior to the termination date and applied to the maximum annual bonus amount otherwise payable with respect to the year of termination) and paid monthly during such 12-month period.  During such 12-month period, (i) you will continue to be eligible to participate in the Company’s group health plans (or the Company will pay such portion of your applicable COBRA premiums that exceeds the active employee cost of participation in the Company’s applicable group health plans), at the Company’s expense, subject to applicable plan rules, and (ii) the Company will maintain your universal life insurance policy at its expense.  Following your Resignation Without Good Reason With Severance, (i) all of your unvested annual equity awards will continue to vest during such 12-month period to the extent that such awards would have become vested had you remained employed through the end of such 12-month period, and (ii) a pro-rata portion of any unvested annual PRSU awards subject to cliff-vesting, determined based upon the number of days elapsed during the performance period prior to the last day of such 12-month period, shall be eligible to vest as of the original vesting date based on actual Company performance.  All portions of the annual equity awards that are not eligible to become vested during or following such 12-month period pursuant to the preceding sentence will be forfeited immediately following the last day of such 12-month period (however vested stock options shall remain outstanding until the 90th day following the end of such 12-month period).  For the avoidance of doubt, any unvested appointment grant PRSUs shall not be eligible for continued vesting during such 12-month period and no additional shares will be earned pursuant to any appointment grant PRSUs following your termination of employment.  You shall not be subject to the clawback provisions relating to competitive employment under the equity award agreements following the end of such 12-month period.  Receipt of the payments and benefits described in this paragraph shall be subject to your execution and non-revocation of a Release (as defined above) and your continued compliance with the terms of the Restrictive Covenants Agreement during such 12-month period.

8
Victor Luis, President and Chief Commercial Officer, Coach Inc.

If the Company does not provide you with written notice as described in the paragraph above, then Section 1 of the Restrictive Covenants Agreement shall not apply to you following your resignation without Good Reason and all your outstanding equity shall be treated in accordance with its existing terms.

For purposes of this agreement, “Disability” means any mental or physical illness, condition, disability or incapacity that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which: (i) prevents you from discharging substantially all of your essential job responsibilities and employment duties; (ii) must be attested to in writing by a physician or a group of physicians selected by you and acceptable to the Company; and (iii) continues for a period of 180 consecutive days or exists for any 180 days in any 12-month period.  A Disability will be deemed to have occurred on the 180th consecutive day or the 180th day in any such 12-month period, as applicable, and will be determined in accordance with applicable law relating to disability.

9
Victor Luis, President and Chief Commercial Officer, Coach Inc.

Section 409A of the Internal Revenue Code

It is expressly intended and contemplated that this agreement comply with the provisions of Section 409A of the Code and the applicable guidance thereunder (“Section 409A”) and that the payments hereunder will either be exempt from Section 409A or will comply with the provisions of Section 409A.  This agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the agreement to fail to satisfy Section 409A will be amended to satisfy Section 409A or be exempt therefrom (which amendment may be retroactive to the extent permitted by Section 409A), which shall be done as soon as possible.  In no event shall Coach be relieved of its obligation to make any payment due under this agreement by reason of this paragraph.  Notwithstanding any other provision of this agreement, if you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i)(1), then the payment of any amount or the provision of any benefit under this agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after your “separation from service” or, if earlier, your death to the extent required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the Company’s first standard payroll date that arises on or after the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  For purposes of any provision of this agreement providing for reimbursements to you, such reimbursements shall be made no later than the end of the calendar year following the calendar year in which you incurred such expenses, and in no event shall the unused reimbursement amount during one calendar year be carried over into a subsequent calendar year.  For purposes of this agreement, you shall not be deemed to have terminated employment unless you have a “separation from service” within the meaning of U.S. Treasury Regulations Section 1.409A-1(h), where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services you will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by you over the immediately preceding 36-month period.  All rights to payments and benefits under this agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  No provision of this agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or any of its affiliates, employees or agents.

Terms and Conditions

The Company and you agree that, other than in connection with a termination of employment by the Company for Cause (which will be effective immediately), either party will give the other party three (3) months’ notice of intention to end employment (“Notice”).  In lieu of Notice, the Company may, in its sole discretion, pay you compensation in an aggregate amount equal to the sum of (i) three (3) months of your then current Annual Base Salary and (ii) three (3) months of your annual bonus (calculated as 25% of the average of the actual percentages of the maximum annual bonus amounts earned with respect to the pre-established Coach, Inc. financial performance goals (but not individual or business segment goals) for the three (3) fiscal years most-recently completed prior to the termination date and applied to the maximum annual bonus amount otherwise payable with respect to the year of termination), payable in equal monthly installments during the period beginning on the date Notice is delivered and ending on the 3-month anniversary thereof, in addition to any severance benefits set forth above under Separation for which you may be eligible (which severance benefits will commence immediately following the 3-month anniversary of the date the Notice is delivered).  In the event of your resignation without Good Reason, except as provided above in connection with a Resignation Without Good Reason With Severance, no unvested annual equity awards or annual bonus payments will be eligible to vest during the Notice period unless you remain employed by the Company on the applicable vesting date.

10
Victor Luis, President and Chief Commercial Officer, Coach Inc.

You will be entitled to indemnification set forth in the Company’s Charter to the maximum extent allowed under the laws of the State of Maryland, and you will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries or you serving or having served any other enterprise or benefit plan as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this agreement).  Notwithstanding anything to the contrary herein, your rights under this paragraph will survive the termination of your employment for any reason.

In case any one or more of the provisions of this agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this agreement.

In the event that any dispute arises between the Company and you regarding or relating to this agreement and/or any aspect of your employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties agree to resolve the dispute through mediation using the services of JAMS, the Resolution Experts, at the cost of the Company.  If such mediation fails to resolve the dispute, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association, before a single arbitrator in New York, New York.  The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction.  Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief.  The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above.  Any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys’ fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration.

11
Victor Luis, President and Chief Commercial Officer, Coach Inc.

Neither the Company nor you shall be liable for any delay or failure in performance of any part of this agreement to the extent that such delay or failure is caused by an event beyond its reasonable control including, but not limited to, fire, flood, explosion, war, strike, embargo, government requirement, acts of civil or military authority, and acts of God not resulting from the negligence of the claiming party.

This agreement evidences an "employment-at-will" relationship between you and Coach; meaning that you are free, at any time, for any reason, to end your employment with Coach and that Coach may do the same, subject to the Notice provision above.  Our agreement regarding employment-at-will may not be changed, except specifically in writing signed by both the Committee and you.  Subject to the terms, and except as provided herein, Coach may in its discretion add to, discontinue, or change compensation, duties, benefits and policies.  Notwithstanding the foregoing two sentences, nothing in the preceding two sentences shall be construed as diminishing the financial obligations of either of the parties hereunder, including, without limitation, Coach’s obligations to pay Base Salary, Incentive Compensation, severance, Equity Compensation, etc., pursuant to the pertinent provisions set forth above.  This agreement is contingent on the following:

•	Formal ratification of this agreement by the Committee;
•	Your execution of the Restrictive Covenants Agreement;
•	You returning a signed copy of this agreement; and
•	The terms and conditions of individual equity award agreements.

Subject to the terms, and except as provided herein, the terms and conditions contained in this agreement and the Restrictive Covenants Agreement constitute the entire agreement between you and the Company with respect to the subject matter described herein and supersedes all prior agreements and understandings between you and the Company, including without limitation that certain Employment Agreement dated as of April 24, 2006, as amended November 2, 2008, which will be terminated and of no further force and effect as of the date you sign this agreement. This agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this agreement by the other party shall not operate or be construed as a waiver of any other provision of this agreement, or of any subsequent breach by such party of a provision of this agreement.  This agreement will be governed and construed under the internal laws of the State of New York, without regard to the conflicts of laws provisions thereof or any other jurisdiction.  This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

In no event will you be obligated to seek other employment, take any other employment, or take any other action by way of mitigation of the amounts payable to you  under any provision of this agreement.

12
Victor Luis, President and Chief Commercial Officer, Coach Inc.

Please sign below to confirm your acceptance of this agreement, and to acknowledge you are not relying on any promise or representation that is not contained in this document, please sign in the space below and return both copies to me.

Sincerely,

/s/ Lew Frankfort

Lew Frankfort
Chairman and Chief Executive Officer
Coach, Inc.

Accepted:

/s/ Victor Luis
Victor Luis                               Date    2/13/2013

EXHIBIT A

DRAFT 2/13/2013
Appointment Grant

2010 Stock Incentive Plan
Performance Restricted Stock Unit Award Grant Notice and Agreement

VICTOR LUIS

Coach, Inc. (the “Company”) is pleased to confirm that you have been granted a performance restricted stock unit award (the “Award”), effective as of March 4, 2013 (the “Award Date”), as provided in this Performance Restricted Stock Unit Award Grant Notice and Agreement (including all annexes attached hereto, this “Agreement”) pursuant to the Coach, Inc. 2010 Stock Incentive Plan (as amended, the “Plan”).  The Award is subject to all of the terms and conditions set forth in this Agreement.

1. Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Definition Annex attached hereto as Annex A.

2. Award.  Subject to the restrictions, limitations and conditions described in this Agreement, the Company hereby awards to you as of the Award Date performance restricted stock units (the “PRSUs”) in accordance with the terms and conditions of this Agreement.  PRSUs are considered Performance Stock Units under the Plan.  Each PRSU represents the right to receive one share of Common Stock upon the satisfaction of the terms and conditions of this Agreement and the Plan (and in particular the terms and conditions set forth on Annex B) (the “Restrictions”).  While the Restrictions are in effect, the PRSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise.  The number of PRSUs subject to the Award shall be [___________].1

3. Vesting.  The PRSUs will remain restricted and may not be sold or transferred by you until they have become vested pursuant to the terms of this Agreement and the vesting provisions set forth on Annex B.

4. Distribution of the Award.  Except as otherwise provided by Section 5, on, or as soon as reasonably practicable following, each Vesting Date (and in no event later than the last date permitted by Treasury Regulation Section 1.409A-3(d)), the Committee will release the portion of the Award that has become vested as of such Vesting Date.  Applicable withholding taxes will be settled by withholding a number of shares of Common Stock with a market value not less than the amount of such taxes (determined at the minimum applicable rates), and the net number of shares of Common Stock subject to the Award shall be distributed to you; provided, however, that certain transfer restrictions will continue to apply to certain shares of Common Stock distributed to you hereunder until the expiration of the Retention Period; and, provided, further, that in the event that the Company is liquidated in bankruptcy (a) the Committee will not release shares of Common Stock pursuant to the Award and (b) all payments made pursuant to the Award will be made in a per-share cash payment equal to the fair market value per share of Common Stock on the distribution date.

1 Note to Draft:  Insert number equal to $25,000,000 divided by the Fair Market Value per share of Common Stock on March 4, 2013.

5. Termination of Employment.

(a) General.  Except as otherwise provided in Section 5(b) with respect to a termination of employment due to your death or Disability and in Section 5(c) with respect to certain terminations of employment in connection with a Change in Control, if prior to the final Vesting Date your employment is terminated for any reason, all unvested portions of the Award shall thereupon be forfeited.  If you are not appointed as the Company’s Chief Executive Officer on or prior to January 1, 2014, this Award shall thereupon terminate.

(b) Death or Disability.  Notwithstanding Section 5(a), if prior to the final Vesting Date you cease active employment with the Company because of your death or Disability, you (or your estate, as the case may be) will be eligible to receive  a pro-rata portion of the unvested PRSUs, determined based upon the number of days elapsed during the period beginning on the first day of the Performance Period and ending on the Date of Termination, which portion shall be eligible to become vested as of the applicable Vesting Date(s) following the Date of Termination, based on actual Company performance as determined as of such Vesting Date(s).

(c) Certain Terminations of Employment in connection with a Change in Control.  Notwithstanding Section 5(a), if your employment is terminated by the Company without Cause or by you for Good Reason prior to the final Vesting Date and upon, or within the 12 month period immediately following, a Change in Control, then, effective as of the Date of Termination, a pro-rata portion of the Award, determined based upon the number of days elapsed during the period beginning on the first day of the Performance Period and ending on the Date of Termination and on the Company’s performance during such period, shall become vested and such vested portion of the Award shall be distributed in accordance with the provisions of Section 3 and Annex B as soon as reasonably practicable following the date of such vesting.

6. Forfeiture and Claw-Back Provisions.

(a) PRSU Claw-Back.  Notwithstanding anything contained in this Agreement to the contrary, you shall be subject to the restrictive covenants set forth on Annex D hereto (the “Restrictive Covenants”), and you acknowledge and agree that the Company is granting you the Award in consideration for your agreement to be bound by such Restrictive Covenants.  Accordingly, if you (i) violate any of the covenants set forth in Sections 1 or 2 of the Restrictive Covenants or (ii) materially violate any of the covenants set forth in Sections 3, 4 or 5 of the Restrictive Covenants, then (x) any portion of the Award that has not been distributed to you prior to the date of such violation shall thereupon be forfeited and (y) you shall be required to pay to the Company the amount of all PRSU Gain received by you in the 12 month period prior to the date you violate any of the Restrictive Covenants.  The forfeiture provisions of this Section 6(a) shall also apply, and you shall also be required to pay to the Company the amount of all PRSU Gain received by you in the 12 month period prior to the date you willfully commit any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) having a material adverse impact on the Company or if your employment is terminated by the Company for Cause.

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(b) Company Claw-Back Policy.  Pursuant to the Company’s incentive repayment policy, in the event of a material restatement of the Company’s financial results, the Committee will review the circumstances that caused the restatement and consider employee accountability for such restatement.  In the event that the Committee determines that you were negligent or engaged in misconduct that resulted in such restatement and that a lesser portion of the Award would have vested if the financial statements had been correct, the Company shall be entitled to recover from you any portion of the Award and/or PRSU Gain as the Committee deems appropriate for your role in such restatement.  Your acceptance of this Agreement includes your acceptance of a binding agreement to return to the Company the full portion of the Award and/or PRSU Gain demanded by the Committee under this policy, which agreement will survive the longer of (i) six (6) months following your departure from the Company or (ii) up to six (6) months after your receipt of such portion of the Award and/or PRSU Gain.  Any claw-back pursuant to this Section 6(b) shall be in addition to any claw-back or similar requirements which might be imposed  pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and the Company’s claw-back policy may be modified or expanded to the extent required by the Dodd-Frank Act of 2010 and the related rules of the Securities and Exchange Commission.  In no event shall you be required to forfeit the PRSU Gain more than once pursuant to both Sections 6(a) and 6(b).

7. Award Not Transferable.  The Award will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative).

8. Transferability of Award Shares. The shares you will receive under the Award on or following each Vesting Date (or such other vesting date pursuant to Section 5) generally are freely tradable in the United States.  However, you may not offer, sell or otherwise dispose of any shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country.  The Company reserves the right to place restrictions required by law on any shares of Common Stock received by you pursuant to the Award.

9. Conformity with the Plan.  The Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement (including the terms of any annex attached hereto) and the Plan.

10. No Rights to Continued Employment.  Nothing in this Agreement confers any right on you to continue in the employ of the Company and any of its affiliates or direct or indirect subsidiaries or affects in any way the right of the Company and any of its affiliates or direct or indirect subsidiaries to terminate your employment at any time with or without cause.

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11. Miscellaneous.

(a) Amendment or Modifications.  The grant of the Award (and the allocation of PRSUs for any Performance Period) is documented by the minutes of the Committee, which records are the final determinant of the number of PRSUs granted in any Performance Period and the conditions of any such grant.  The Committee may amend or modify the Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement (including, without limitation, under Annex B) without your prior written consent.  Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b) Governing Law.  All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland.  All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation.  You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings.  A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c) Successors and Assigns.  Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

(d) Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12. Section 409A.

(a) In General.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the amounts payable hereunder from Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder or (ii) comply with the requirements of Section 409A.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or any of its affiliates, employees or agents.

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(b) Specified Employee Separation from Service.  Notwithstanding anything to the contrary in this Agreement, if you are determined to be a “specified employee” within the meaning of Section 409A as of the date of your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following your “separation from service” shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six-month anniversary of your “separation from service” (or, if earlier, the date of your death).

[signature page follows]

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In witness whereof, the parties hereto have executed and delivered this Agreement.

COACH, INC.

Lew Frankfort

Chairman and Chief Executive Officer

Date: March 4, 2013

I acknowledge that I have read and understand the terms and conditions of this Agreement and of the Plan and I agree to be bound thereto.

AWARD RECIPIENT:

VICTOR LUIS

Employee ID#:

Date:

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Annex A

DEFINITION ANNEX

For purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Award” shall have the meaning set forth in the preamble to this Agreement.

(b) “Award Date” shall have the meaning set forth in the preamble to this Agreement.

(c)  “Board” shall mean the Board of Directors of the Company.

(d) The Company shall have “Cause” to terminate the Executive’s employment upon (i) the Executive’s willful failure to substantially perform the Executive’s duties as President and Chief Commercial Officer or Chief Executive Officer, as applicable (other than any such failure resulting from the Executive’s permanent Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Executive’s failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Chairman or of the Board, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) the Executive’s commission at any time of any act or omission that results in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving fraud, embezzlement, material misconduct, misappropriation or moral turpitude; (iv) the Executive’s willful taking of or failure to take any action that is materially injurious to the Company, whether monetarily or otherwise (including, without limitation, any act or omission that is detrimental to the business or reputation of the Company); (v) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; or (vi) the Executive’s willful commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).

(e)           A “Change in Control” shall occur upon any of the following events:

(i) A “Person” (which term, for purposes of this Section, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the stockholders of the Company approve a liquidation or dissolution of the Company (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

(iii) During any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a  Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in paragraphs “i" or “ii” above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Human Resources Committee of the Board.

(h) “Common Stock” shall mean the $0.01 par value common stock of the Company.

(i) “Company” shall mean Coach, Inc., a Maryland corporation.

(j) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the written notice of termination delivered by the Executive to the Company (or if no such date is specified, the last day of the Executive’s active employment with the Company).

(k) “Disability” shall mean any mental or physical illness, condition, disability or incapacity that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which:

(i) Prevents the Executive from discharging all of his essential job responsibilities and employment duties;

(ii) Shall be attested to in writing by a physician or group of physicians selected by the Executive and acceptable to the Company; and

(iii) Has prevented the Executive from so discharging his duties for any 180 days in any 365 day period.

A Disability shall be deemed to have occurred on the 180th day in such 365 day period.

(l) “Executive” shall mean the executive named on the first page of this Agreement.

(m) “Fair Market Value” shall mean, as of any given date, the fair market value of a share of Common Stock on such date determined by such methods or procedures as may be established from time to time by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any date shall be the closing price for a share of Common Stock as reported on the New York Stock Exchange (or any national securities exchange on which the Common Stock is then listed) for such date or, if no such prices are reported for that date, the closing price on the next preceding date for which such prices were reported.

(n) The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:  (i) failure of the Company to continue the Executive in the position of President and Chief Commercial Officer (or any other position not less senior to such position) or, upon the Executive’s appointment as Chief Executive Officer, failure to continue the Executive in the position of Chief Executive Officer; (ii) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; (iii) failure of the Company to make any material payment or provide any material benefit under the Executive’s letter agreement with the Company, or the Company’s material reduction of any compensation, equity or benefits that the Executive is eligible to receive under his letter agreement; (iv) relocation of the Company’s executive offices more than 50 miles outside of New York, New York or relocation of the Executive away from the Company’s executive offices; (v) the failure of the Company to appoint the Executive to the position of Chief Executive Officer by January 1, 2014; (vi) the failure of the Board to nominate the Executive to the Board during the Executive’s employment pursuant to the Executive’s letter agreement; or (vii) the Company’s material breach of the terms of the Executive’s letter agreement; provided, however, that notwithstanding the foregoing the Executive may not resign his employment for Good Reason unless: (x) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that Executive may resign his employment for Good Reason if in connection with any Change in Control the surviving entity does not assume his letter agreement (or, with the written consent of the Executive, substitute a substantially identical agreement) with respect to the Executive in writing delivered to the Executive prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

(o)  “Measurement Date” shall have the meaning set forth on Annex B.

(p) “Performance Criteria” shall mean the criteria that the Committee selects for purposes of establishing the Performance Goals.  The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization); economic value-added (as determined by the Committee); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings, income or profit; cash flow (including, but not limited to, operating cash flow and free cash flow); funds from operations; return on capital; return on investment; return on stockholders’ equity; return on assets or net assets; total stockholder returns; return on sales; gross or net profit or operating margin; costs; productivity; expenses; operating efficiency; cost reduction or savings; customer satisfaction; working capital; earnings or diluted earnings per share; adjusted earnings per share; price per share of Common Stock; implementation or completion of critical projects; market share; and economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.  The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period.

(q) “Performance Goals” shall mean the Performance Goals (as defined in the Plan) established in writing by the Committee for any Performance Period, based on the Performance Criteria, and set forth on Annex C.

(r) “Performance Period Tranche I” shall mean the period beginning on March 4, 2013 and ending on March 4, 2016, “Performance Period Tranche II” shall mean the period beginning on March 4, 2013 and ending on March 4, 2017, and “Performance Period Tranche III” shall mean the period beginning on March 4, 2013 and ending on March 4, 2018 (each, a “Performance Period” and, collectively, the “Performance Periods”).

(s) “Plan” shall have the meaning set forth in the preamble to this Agreement.

(t)  “PRSU” shall have the meaning set forth in Section 2 of this Agreement.

(u)  “PRSU Gain” shall mean an amount equal to the product of (i) the number of shares of Common Stock that are distributed pursuant to the PRSU Award and (ii) the Fair Market Value per share of Common Stock on the date of such distribution.

(v) “Resignation Without Good Reason With Severance” shall have the meaning set forth in that certain employment letter agreement dated as of February 13, 2013, by and between the Company and the Executive.

(w) “Retention Period” shall mean the period beginning on a Vesting Date and ending on the second anniversary of such Vesting Date.

(x) “S&P 500” shall have the meaning set forth on Annex C.

(y)  “Section 409A” shall mean Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof.

(z) “Target Number of PRSUs” shall mean, with respect to each Performance Period, that certain number of PRSUs calculated in accordance with the formula set forth on Annex B for such Performance Period.

(aa) “Total Stockholder Return” or “TSR” shall have the meaning set forth on Annex C.

(bb) “TSR Percentile Ranking” shall have the meaning set forth on Annex C.

(cc) “Vesting Date” shall mean each vesting date shown on the vesting schedule on Annex B.

(dd) “Voting Stock” shall mean all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally.

Annex B

PERFORMANCE RESTRICTED STOCK UNIT TERMS

As set forth in that certain Performance Restricted Stock Unit Award Grant Notice and Agreement to which this Annex B is attached (the “Agreement”), this Annex B sets forth certain terms and conditions related to the PRSUs granted pursuant to this Agreement.  Capitalized terms not defined herein are defined in this Agreement or in the Definitions Annex attached to this Agreement as Annex A.

Award Date:	March 4, 2013
Performance Period:	March 4, 2013 through March 4, 2018
Target Number of PRSUs:
The Target Number of PRSUs shall be determined as follows:

(a) Performance Period Tranche I:  [●] PRSUs2

(b) Performance Period Tranche II:  [●] PRSUs3

(c) Performance Period Tranche III:  [●] PRSUs4

Fractional PRSUs shall not be granted, and the number of PRSUs will be rounded to the nearest whole number to eliminate fractional PRSUs.

Actual Number of PRSUs:
The actual number of PRSUs which vest pursuant to the Award may be less than the Target Number of PRSUs based on the Company’s achievement of the Performance Goals set forth on Annex C and determined in accordance with the Vesting Schedule set forth below.

Vesting Schedule:
(a) Vesting Dates:

Subject to subsection (e), below, (x) the Vesting Date for the Performance Period Tranche I PRSUs shall be March 4, 2016, (y) the Vesting Date for the Performance Period Tranche II PRSUs shall be March 4, 2017, and (z) the Vesting Date for the Performance Period Tranche III PRSUs shall be March 4, 2018.  The actual number of PRSUs that will become vested as of each applicable Vesting Dates (each, a “Measurement Date”) shall be determined as of each such Measurement Date, based on the Company’s achievement of the Performance Goals, and pursuant to the schedule set forth below.

(b) Performance Period Tranche I PRSUs:

The number of PRSUs that become vested as of the March 4, 2016 Vesting Date shall be:

(i)	Zero, if the Company’s TSR Percentile Ranking is less than the 60th percentile as of such Measurement Date;

2 Note to Draft:  Insert number of PRSUs with a value of $5,000,000 as of March 4, 2013.
3 Note to Draft:  Insert number of PRSUs with a value of $5,000,000 as of March 4, 2013.
4 Note to Draft:  Insert number of PRSUs with a value of $15,000,000 as of March 4, 2013.

(ii)	5% of the Target Number of Performance Period Tranche I PRSUs if the Company’s TSR Percentile Ranking is at the 60th percentile as of such Measurement Date;
(iii)	50% of the Target Number of Performance Period Tranche I PRSUs if the Company’s TSR Percentile Ranking is at the 65th percentile as of such Measurement Date; and
(iv)	100% of the Target Number of Performance Period Tranche I PRSUs if the Company’s TSR Percentile Ranking is at least the 75th percentile as of such Measurement Date.

If the Company’s TSR Percentile Ranking is greater than the 60th percentile but less than the 65th percentile or greater than the 65th percentile but less than the 75th percentile as of such Measurement Date, the number of Performance Period Tranche I PRSUs that shall become vested as of such Vesting Date shall be determined by means of linear interpolation.

Notwithstanding the foregoing, (x) if, as of such Measurement Date, the Company’s TSR Percentile Ranking is at least the 60th percentile but absolute TSR is negative as of such date, then no Performance Period Tranche I PRSUs shall vest as of such Vesting Date (but such PRSUs shall remain eligible to vest pursuant to subsection (d) below); and (y) if fewer than 100% of the Target Number of Performance Period Tranche I PRSUs become vested as of such Measurement Date, then the unvested Performance Period Tranche I PRSUs shall remain eligible to become vested pursuant to subsection (d) below).

(c) Performance Period Tranche II PRSUs:

The number of PRSUs that become vested as of the March 4, 2017 Vesting Date shall be:

(i)	Zero, if the Company’s TSR Percentile Ranking is less than the 60th percentile as of such Measurement Date;
(ii)	25% of the Target Number of Performance Period Tranche II PRSUs if the Company’s TSR Percentile Ranking is at the 60th percentile as of such Measurement Date;
(iii)	50% of the Target Number of Performance Period Tranche II PRSUs if the Company’s TSR Percentile Ranking is at the 65th percentile as of such Measurement Date; and
(iv)	100% of the Target Number of Performance Period Tranche II PRSUs if the Company’s TSR Percentile Ranking is at least the 75th percentile as of such Measurement Date.

If the Company’s TSR Percentile Ranking is greater than the 60th percentile but less than the 65th percentile or greater than the 65th percentile but less than the 75th percentile as of such Measurement Date, the number of Performance Period Tranche II PRSUs that shall become vested as of such Vesting Date shall be determined by means of linear interpolation.

Notwithstanding the foregoing, (x) if, as of such Measurement Date, the Company’s TSR Percentile Ranking is at least the 60th percentile but absolute TSR is negative as of such date, then no Performance Period Tranche II PRSUs shall vest as of such Vesting Date (but such PRSUs shall remain eligible to vest pursuant to subsection (d) below); and (y) if fewer than 100% of the Target Number of Performance Period Tranche II PRSUs become vested as of such Measurement Date, then the unvested Performance Period Tranche II PRSUs shall remain eligible to become vested pursuant to subsection (d) below).

(d) Performance Period Tranche III PRSUs: The number of PRSUs that become vested as of the March 4, 2018 Vesting Date shall be:

(i)	Zero, if the Company’s TSR Percentile Ranking is less than the 60th percentile as of such Measurement Date;
(ii)	25% of the Target Number of Performance Period Tranche III PRSUs if the Company’s TSR Percentile Ranking is at the 60th percentile as of such Measurement Date;
(iii)	50% of the Target Number of Performance Period Tranche III PRSUs if the Company’s TSR Percentile Ranking is at the 65th percentile as of such Measurement Date; and
(iv)	100% of the Target Number of Performance Period Tranche III PRSUs if the Company’s TSR Percentile Ranking is at least the 75th percentile as of such Measurement Date.

If the Company’s TSR Percentile Ranking is greater than the 60th percentile but less than the 65th percentile or greater than the 65th percentile but less than the 75th percentile as of such Measurement Date, the number of Performance Period Tranche III PRSUs that shall become vested as of such Vesting Date shall be determined by means of linear interpolation.

Any unvested Tranche I Performance Period PRSUs or Tranche II Performance Period PRSUs shall be eligible to become vested on the Performance Period Tranche III Vesting Date to the same extent that the Performance Period Tranche III PRSUs become vested as of such Vesting Date in accordance with the schedule set forth above (e.g., if the Performance Period Tranche II PRSUs become vested with respect to 60% of the shares covered thereby on March 4, 2017 and the Performance Period Tranche III PRSUs become vested with respect to 80% of the shares covered thereby on March 4, 2018, then an additional 20% of the Performance Period Tranche II PRSUs shall become vested as of March 4, 2018).

Notwithstanding the foregoing, if, as of such Measurement Date, the Company’s TSR Percentile Ranking is at least the 60th percentile but absolute TSR is negative as of such date, no PRSUs shall vest as of the March 4, 2018 Vesting Date and all outstanding PRSUs shall automatically be forfeited as of such Vesting Date.

(e) Termination of Employment Prior to Vesting Date:

Notwithstanding the foregoing subsections (a), (b), (c) and (d), in the event of the Executive’s termination of employment prior to a Vesting Date, any unvested PRSUs shall be subject to forfeiture in accordance with Section 5 of this Agreement (and no PRSUs that are forfeited pursuant to Section 5 of this Agreement shall become vested pursuant to this Annex B).

Dividend Equivalents:
(a)     Subject to subsection (b) below, the Executive shall be eligible to receive Dividend Equivalents (as defined in the Plan) with respect to the Award (the “Dividend Equivalent PRSUs”).  For purposes of determining the amount of Dividend Equivalent PRSUs on each dividend record date, an amount representing dividends payable on the number of shares of Common Stock equal to the number of PRSUs subject to the Award with respect to  Performance Periods beginning on or prior to such dividend record date shall be deemed reinvested in Common Stock and credited as additional PRSUs as of the dividend payment date.   Subject to subsection (b), below, the Dividend Equivalent PRSUs shall vest as of the Vesting Date applicable to the underlying PRSUs (or, if earlier, the date such underlying PRSUs are distributed to the Executive pursuant to Section 5 of this Agreement) and shall be distributed in accordance with the terms of this Agreement.

(b)     All Dividend Equivalent PRSUs (including Dividend Equivalent PRSUs paid with respect to any prior year’s Dividend Equivalent PRSUs) will be subject to forfeiture if the underlying PRSUs are forfeited in accordance with the forfeiture and vesting provisions set forth in Section 5 of this Agreement and this Annex B.

Performance Goals:
The Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

The Performance Goals set forth on Annex C shall be established and the level of achievement of such Performance Goals shall be determined in the following manner:

No later than 90 days following the commencement of the Performance Period, the Committee shall, in writing, select the Performance Criteria and establish the Performance Goals and the Target Number of PRSUs which may be earned for such Performance Period based on the Performance Criteria.  Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the Performance Goals have been achieved for such Performance Period.  It is acknowledged and agreed that the Performance Goals constitute Performance Criteria within the meaning of the Plan and this Agreement.

Notwithstanding any other provision of this Agreement (or any of its Annexes), the Award shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings thereunder that are requirements for qualification as “performance-based compensation,” and this Agreement shall be deemed amended to the extent necessary to conform to such requirements.

Transfer Restrictions:	The PRSUs shall be subject to the transfer restrictions set forth in the Agreement and the Retention Requirements set forth below.
Retention Requirements:
Following each Vesting Date, 50% of the net number of shares of Common Stock distributed to the Executive pursuant to the vesting of the Award (after the deduction of shares for tax withholding in accordance with this Agreement) must be retained by the Executive until the expiration of the Retention Period and during such period the Executive may not in any manner, directly or indirectly, transfer, assign, sell, exchange, pledge, hypothecate or otherwise dispose of any such shares of Common Stock.

Notwithstanding the foregoing, the Retention Period shall not apply (i) following a termination of employment due to death or Disability, (ii) following a termination of employment without Cause or for Good Reason that occurs within 12 months following a Change in Control, or (iii) upon a Change in Control that occurs within the six months following a termination of employment without Cause or for Good Reason.

Annex C

PERFORMANCE GOALS

The PRSUs shall be eligible to become vested if, as of the applicable Vesting Date, the Company achieves the applicable TSR Percentile Ranking (as defined below) (the “Performance Goal”).

“TSR Percentile Ranking” shall mean the relative ranking of the Company’s Total Stockholder Return (as defined below) as compared to the total stockholder return of the members of the S&P 500 (as defined below), which shall be measured with respect to the period beginning on the first day of each Performance Period and ending on the applicable Measurement Date, and shall be expressed as a percentile ranking determined in accordance with standard statistical methodology.   For purposes of calculating the TSR Percentile Ranking, the Company’s Total Stockholder Return and the total stockholder return of each member of the S&P 500 shall be determined based on the average closing price per share of the Company’s or S&P 500 member’s common stock over the thirty (30) trading days immediately preceding the first day of the Performance Period and each applicable Measurement Date.

“Total Stockholder Return” or “TSR” shall mean the percentage appreciation (positive or negative) in the Fair Market Value of a share of Common Stock from the first day of the Performance Period to the Measurement Date, determined by dividing (i) the difference obtained by subtracting (A) the Fair Market Value of a share of Common Stock on the first day of the Performance Period, from (B) the Fair Market Value of a share of Common Stock on the Measurement Date plus all dividends paid on a share of Common Stock from the first day of the Performance Period to the Measurement Date by (ii) the Fair Market Value of a share of Common Stock on the first day of the Performance Period.  Appropriate adjustments to the Total Stockholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and similar events that occur prior to the Measurement Date.

“S&P 500” shall mean the companies included in the Standard & Poor’s 500 Index as of the first day of the Performance Period, excluding the Company.

C-1

The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to any TSR Percentile Ranking.  Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions. All such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

C-2

Annex D

RESTRICTIVE COVENANTS

1. The Executive shall not, at any time during the Non-Competition Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage or operate any (a) Competitive Business (as defined in Section 8 below), or (b) New Luxury Accessories Business (as defined below) that competes directly with the existing or planned product lines of the Company; provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.   For purposes of these Restrictive Covenants, (x) the “Non-Competition Period” shall mean any time during (i) the Executive’s employment with the Company, (ii) the three (3) month period immediately following the date either the Executive or the Company provides the other with notice of termination of employment, (iii) in the event of the Executive’s termination of employment by the Company for Cause, the twenty-four (24) month period immediately following the Date of Termination, (iv) in the event of the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, the twenty-one (21) month period immediately following the later of (A) the Date of Termination or (B) the expiration of the three (3) month notice period, and (v) in the event of the Executive’s Resignation Without Good Reason With Severance, the twelve (12) month period immediately following the later of (A) the Date of Termination or (B) the expiration of the three (3) month notice period; and (y) “New Luxury Accessories Business” shall mean any new fashion accessories brand formed during the period beginning three (3) months prior to the Date of Termination and ending on the last day of the Non-Competition Period.

2. During the Non-Solicitation Period (as defined below), the Executive will not, directly or indirectly recruit or otherwise solicit or induce any employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company.  The “Non-Solicitation Period” shall mean any time during (i) the Executive’s employment with the Company, (ii) the three (3) month period immediately following the date either the Executive or the Company provides the other with notice of termination of employment, (iii) in the event of the Executive’s termination of employment by the Company for Cause, the twenty-four (24) month period immediately following the Date of Termination, and (iv) in the event of the Executive’s termination of employment by the Executive without Good Reason, the twelve (12) month period immediately following the later of (A) the Date of Termination or (B) the expiration of the three (3) month notice period, and (v) in the event of the Executive’s termination of employment for any other reason, the twenty-one (21) month period immediately following the later of (A) the Date of Termination or (B) the expiration of the three (3) month notice period.

3. Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties in connection with his employment by the Company or as specifically set forth in this Section 3, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes.

4. Notwithstanding Section 3, the Executive may respond to a lawful and valid subpoena or other legal process or other government or regulatory inquiry but shall give the Company prompt notice thereof (except to the extent legally prohibited), and shall, as much in advance of the return date as is reasonably practicable, make available to the Company and its counsel copies of any documents sought which are in the Executive’s possession or to which the Executive otherwise has reasonable access.  In addition, the Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for the Executive’s other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to his employment agreement).  In the event of such requested cooperation, the Company shall reimburse the Executive’s reasonable out-of-pocket expenses.

5. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, employees, stockholders or affiliates, either orally or in writing, at any time.  The Company agrees not to disparage the Executive, either orally or in writing, at any time.  Notwithstanding the foregoing, nothing in this Section 5 shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

6. The Executive agrees that all strategies, methods, processes, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product (“Intellectual Property”) that the Executive creates, develops or assembles in connection with his employment with the Company shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion.  The Executive shall not communicate to the Company any ideas, concepts, or other intellectual property of any kind (a) which were earlier communicated to the Executive in confidence by any third party as proprietary information, or (b) which the Executive knows or has reason to know is the proprietary information of any third party.  Further, the Executive shall adhere to and comply with the Company’s Global Business Integrity Program Guide.  All Intellectual Property created or assembled in connection with the Executive’s employment with the Company shall be the permanent and exclusive property of the Company.  The Company and the Executive mutually agree that all Intellectual Property and work product created in connection with the Executive’s employment with the Company, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company.  If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and its rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company.

7. For purposes of these Restrictive Covenants, the term “Company” shall include Coach, Inc. and any of its affiliates or direct or indirect subsidiaries.

8. For purposes of these Restrictive Covenants, “Competitive Business” shall mean any entity that, as of the date of the Executive’s termination of employment, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Company; provided, that (i) not more than 20 entities shall be designated as Competitive Businesses at one time, (ii) such entities are the same 20 entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of your termination of employment.  A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet.  Each entity included in the list of 20 entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.

The list of Competitive Businesses in effect as of February 6, 2013, is set forth below (which list the parties acknowledge and agree may be changed by the Committee in accordance with the terms above):

American Eagle Outfitters, Inc.; Burberry Group PLC; Diane von Furstenberg Studio, L.P.; Fifth & Pacific Companies, Inc.; GAP, Inc.; J. Crew Group, Inc.; The Jones Group, Inc.; Kenneth Cole Productions, Inc.; Li & Fung Limited; Limited Brands, Inc.; LVMH Moet Hennessy – Louis Vuitton SA; Michael Kors Holding Limited; Nike, Inc.; PVH Corp.; PPR S.A./The PPR Group; Prada, S.p.A.; Ralph Lauren Corporation; Tory Burch LLC; Tumi, Inc.; VF Corporation.

9. The Company and the Executive expressly acknowledge and agree that the agreements and covenants contained in these Restrictive Covenants are reasonable.  In the event, however, that any agreement or covenant contained in these Restrictive Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Exhibit B

Current Equity

Plan	Grant Date	Grant Description	Shares Outstanding (1)(2)	Grant Price / FMV at Grant
Coach, Inc. 2004 Stock Incentive Plan	8/4/2010	Annual Stock Option	5,218	$38.41
Coach, Inc. 2004 Stock Incentive Plan	8/4/2010	Annual RSU (Your Equity Choice)	4,738	$38.41
Coach, Inc. 2004 Stock Incentive Plan	8/5/2010	Special Stock Option	92,441	$38.75
Coach, Inc. 2004 Stock Incentive Plan	8/5/2010	Special RSU	32,209	$38.75
Coach, Inc. 2004 Stock Incentive Plan	8/5/2010	PRSU	10,736	$38.75
Coach, Inc. 2004 Stock Incentive Plan	8/5/2010	PRSU	21,473	$38.75
Coach, Inc. 2010 Stock Incentive Plan	8/3/2011	Special RSU (3-yr cliff)	4,977	$61.92
Coach, Inc. 2010 Stock Incentive Plan	8/3/2011	Annual RSU (Your Equity Choice)	8,848	$61.92
Coach, Inc. 2010 Stock Incentive Plan	8/4/2011	PRSU	7,072	$58.09
Coach, Inc. 2010 Stock Incentive Plan	2/6/2012	PRSU	14,744	$72.57
Coach, Inc. 2010 Stock Incentive Plan	2/6/2012	PRSU	14,744	$72.57
Coach, Inc. 2010 Stock Incentive Plan	8/15/2012	Annual Stock Option	102,030	$55.65
Coach, Inc. 2010 Stock Incentive Plan	8/15/2012	Annual RSU (Your Equity Choice)	10,900	$55.65

(1) Includes reinvested dividend equivalents (applicable to RSUs & PRSUs only) as of 12/31/12.
(2) PRSUs are shown at "target" performance; actual payout will depend on final results and will range between 0% - 133%.

B-1

Exhibit C

RESTRICTIVE COVENANTS AGREEMENT

In consideration for the payments and benefits set forth in that certain letter agreement, dated as of February 13, 2013 (the “Letter Agreement”), by and between Coach, Inc., a Delaware corporation (the “Company”), and Victor Luis (the “Executive”), Executive agrees to enter into and be bound by this Restrictive Covenants Agreement, dated as of February 13, 2013, by and between Executive and the Company (this “Restrictive Covenants Agreement”).

1. The Executive shall not at any time during the Non-Competition Period (as defined below) directly or indirectly engage in, have any equity interest in, or manage or operate any (a) Competitive Business (as defined in Schedule I hereto) or (b) New Luxury Accessories Business (as defined below) that competes directly with the existing or planned product lines of the Company; provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.  The “Non-Competition Period” shall mean any time during (i) the Executive’s employment with the Company, (ii) the three-month period immediately following the date either the Executive or the Company provides the other with “Notice” (as defined in the Letter Agreement), (iii) in the event of the Executive’s termination of employment by the Company for “Cause” (as defined in the Letter Agreement), the 24-month period immediately following the date of the Executive’s termination of employment, (iv) in the event of the Executive’s termination of employment by the Company without Cause or by the Executive for “Good Reason” (as defined in the Letter Agreement), the 21-month period immediately following the later of (A) the date of the Executive’s termination of employment or (B) the expiration of the three-month Notice period, and (v) in the event of the Executive’s “Resignation Without Good Reason With Severance” (as defined in the Letter Agreement), the 12-month period immediately following the later of (A) the date of the Executive’s termination of employment or (B) the expiration of the three-month Notice period.  “New Luxury Accessories Business” shall mean any new fashion accessories brand formed at any time during the period beginning three months prior to the date of the Executive’s termination of employment and ending on the last day of the Non-Competition Period.

2. During the Non-Solicitation Period (as defined below), the Executive will not directly or indirectly recruit or otherwise solicit or induce any employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company.  The Non-Solicitation Period shall mean any time during (i) the Executive’s employment with the Company, (ii) the three-month notice period immediately following the date either the Executive or the Company provides the other with Notice, (iii) in the event of the Executive’s termination of employment by the Company for Cause, the 24-month period immediately following the date of the Executive’s termination of employment, (iv) in the event of the Executive’s termination of employment by the Executive without Good Reason, the 12-month period immediately following the later of (A) the date of the Executive’s termination of employment or (B) the expiration of the three-month Notice period, and (v) in the event of the Executive’s termination of employment for any other reason, the 21-month period immediately following the later of (A) the date of the Executive’s termination of employment or (B) the expiration of the three-month Notice period.

3. Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties under the Letter Agreement or as specifically set forth in this Section 3, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes.

4. Notwithstanding Section 3, the Executive may respond to a lawful and valid subpoena or other legal process or other government or regulatory inquiry but shall give the Company prompt notice thereof (except to the extent legally prohibited), and shall, as much in advance of the return date as is reasonably practicable, make available to the Company and its counsel copies of any documents sought which are in the Executive’s possession or to which the Executive otherwise has reasonable access.  In addition, the Executive shall cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for the Executive’s other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to the Letter Agreement or this Restrictive Covenants Agreement).  In the event of such requested cooperation, the Company shall reimburse the Executive’s reasonable out-of-pocket expenses.

5. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, employees, stockholders or affiliates, either orally or in writing, at any time.  The Company agrees not to disparage the Executive, either orally or in writing, at any time.  Notwithstanding the foregoing, nothing in this Section 5 shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

6. The Executive agrees that all strategies, methods, processes, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product (“Intellectual Property”) that the Executive creates, develops or assembles in connection with his employment under the Letter Agreement or otherwise shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion.  The Executive shall not communicate to the Company any ideas, concepts, or other intellectual property of any kind (i) which were earlier communicated to the Executive in confidence by any third party as proprietary information, or (ii) which the Executive knows or has reason to know is the proprietary information of any third party.  Further, the Executive shall adhere to and comply with the Company’s Global Business Integrity Program Guide.  All Intellectual Property created or assembled in connection with the Executive’s employment under the Letter Agreement or otherwise shall be the permanent and exclusive property of the Company.  The Company and the Executive mutually agree that all Intellectual Property and work product created in connection with the Executive’s employment under the Letter Agreement or otherwise, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company.  If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and its rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company.

7. As used in this Restrictive Covenants Agreement, the term “Company” shall include the Company and any of its affiliates or direct or indirect subsidiaries.

8. The Company and the Executive expressly acknowledge and agree that the agreements and covenants contained in this Restrictive Covenants Agreement are reasonable.  In the event, however, that any agreement or covenant contained in this Restrictive Covenants Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

9. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Restrictive Covenants Agreement will cause irreparable damage to the Company and its goodwill (or to the Executive, as the case may be), the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the parties agree that in the event that a party breaches any covenant contained in this Restrictive Covenants Agreement, in addition to any other remedy which may be available at law or in equity (or under any other agreement between the Company and the Executive), the other party will be entitled to specific performance and injunctive relief.

10. This Restrictive Covenants Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof or any other jurisdiction.  Executive hereby submits to the exclusive jurisdiction and venue of the courts of New York, New York.

11. The provisions of this Restrictive Covenants Agreement shall be binding on the heirs, executors, administrators and legal representatives of Executive and the successor sand assigns of the Company and inure to the benefit of the Company, its successors and assigns.

12. The Company’s failure to exercise any of its rights in the event Executive breaches any of the separate and distinct promises in this Restrictive Covenants Agreement, or the Company’s failure to exercise any of its rights under similar contracts with other Executives, shall not be construed as a waiver of any breach or prevent the Company from later enforcing strict compliance with any and all provisions of this Restrictive Covenants Agreement.

13. In order to preserve the Company’s rights under this Restrictive Covenants Agreement, the Company may advise any third party of the existence of this Restrictive Covenants Agreement and of its terms, and Executive specifically releases and agrees to indemnify and hold the Company harmless from any liability for so doing.

14. This Restrictive Covenants Agreement contains the parties’ complete understanding, and there are no other agreements, oral or written, pertaining to the subject matter of this Restrictive Covenants Agreement.  Any amendments or modifications to this Restrictive Covenants Agreement must be in writing and signed by the parties.  This Restrictive Covenants Agreement may be executed in several counterparts.

15. This Restrictive Covenants Agreement does not constitute a contract of employment and it does not give Executive the right to be retained in the employ of the Company.  Nothing is this Restrictive Covenants Agreement shall obligate the Company to employ Executive for any period of time.

16. Executive hereby represents and warrants that he (a) has had an opportunity to review this Restrictive Covenants Agreement and ask the Company questions about this Restrictive Covenants Agreement and (b) understands the meaning and effect of each section of this Restrictive Covenants Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Restrictive Covenants Agreement as of the date first specified above:

COACH, INC.

/s/ Todd Kahn
By: Todd Kahn
Its: Executive Vice President, General Counsel and Secretary

EMPLOYEE

/s/ Victor Luis
Victor Luis

Schedule I

Competitive Businesses

“Competitive Business” shall mean any entity that, as of the date of the Executive’s termination of employment, the Human Resources Committee of the Board (the “Committee”) has designated in its sole discretion as an entity that competes with any of the businesses of the Company; provided, that (i) not more than 20 entities shall be designated as Competitive Businesses at one time, (ii) such entities are the same 20 entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of your termination of employment.  A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet.  Each entity included in the list of 20 entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.

The list of Competitive Businesses in effect as of February 13, 2013, is set forth below (which list the parties acknowledge and agree may be changed by the Committee in accordance with the terms above):

American Eagle Outfitters, Inc.	LVMH Moet Hennessy – Louis Vuitton S.A.
Burberry Group PLC	Michael Kors Holding Limited
Diane von Furstenberg Studio, L.P.	Nike, Inc.
Fifth & Pacific Companies, Inc.	PVH Corp.
GAP, Inc.	PPR S.A./The PPR Group
J. Crew Group, Inc.	Prada, S.p.A.
The Jones Group, Inc.	Ralph Lauren Corporation
Kenneth Cole Productions, Inc.	Tory Burch LLC
Li & Fung Limited	Tumi, Inc.
Limited Brands, Inc.	VF Corporation

EXHIBIT D

Separation and Mutual Release Agreement

Coach, Inc. and its subsidiaries (collectively, the “Company”) and Victor Luis (“Executive”) enter into this Separation and Release Agreement (“Agreement”), which was received by Executive on the _______ day of ____________, 20__, signed by Executive on the date shown below Executive’s signature on the last page of this Agreement and is effective eight days (8) after the date of execution by Executive unless employee revokes the agreement before that date, for and in consideration of the promises made among the parties and other good and valuable consideration as follows:

W I T N E S S E T H:

WHEREAS, Executive has been employed by the  Company as the President and Chief [Commercial] [Executive] Officer of the Company.

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company [will terminate as of] [has terminated as of] [termdate;] and

WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Separation Date.  Until [termdate,] (the “Separation Date”), Executive [shall continue] [has continued] as an employee of the Company and shall receive the same compensation and benefits he presently receives.  Executive agrees to resign his employment and all appointments he holds with the Company and its affiliates effective on the Separation Date.  Executive understands and agrees that his employment with the Company will conclude on the close of business on the Separation Date.

2. Severance Payments and Benefits.  The Company hereby agrees to pay Executive all amounts due and payable, and to provide the Executive with all benefits and perquisites required, pursuant to the Separation paragraph of that certain employment letter agreement effective as of February 13, 2013, by and between Coach, Inc. and the Executive (the “Employment Agreement”).  The severance payments shall cease if the Executive becomes reemployed by the Company or any enterprise in which Coach, Inc. owns a controlling interest.

3. Receipt of Other Compensation.  Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, including without limitation the provisions of the Employment Agreement set forth herein, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company and its affiliates prior to the Separation Date), severance pay from the Company or any of its affiliates, except for amounts unpaid but accrued in accordance with the Employment Agreement, and as of and after the Separation Date, except as provided herein and as set forth in accordance with the Separation paragraph of the Employment Agreement, Executive will not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, including, without limitation, the Company’s Savings and Profit Sharing Plan, travel accident insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance.  Executive will be entitled to receive benefits, which are vested and accrued prior to the Separation Date pursuant to the employee benefit plans of the Company.  The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Separation Date, but not previously reimbursed, provided the Company’s policies of documentation and approval are satisfied.  For the avoidance of doubt, effective January 1, 2013, the Company ceased providing accrual and payout of vacation days and any vacation days accrued prior to such date [will be] [were] cancelled without payment on December 31, 2013.

4. Annual Bonus.  Pursuant to the Separation paragraph of the Employment Agreement, Executive shall receive [insert pro rata portion] of Executive’s bonus earned under the Performance-Based Annual Incentive Plan of the Company for the [####] fiscal year as a result of Executive’s employment with the Company during the [####] fiscal year.  For purposes of calculating the bonus, the Company will use its actual performance results to determine the Executive’s bonus.  The bonus payment provided for in this Paragraph 4 shall be in lieu of, not in addition to, all bonuses payable to the Executive and shall be paid to Executive on the same date or dates on which active participants under such bonus plan are paid bonuses for the applicable bonus periods.  The bonus payment, if any, made by the Company shall be reduced by applicable withholding and other customary payroll deductions.  Executive shall not be entitled to participate in any annual bonus plan of the Company for any fiscal year ending after the [####] fiscal year.

5. Equity Awards.  Notwithstanding any other provision of this Agreement, Executive’s Stock Options, Retention Stock Units, PRSUs and any other equity compensation awards shall be treated pursuant to the written terms and conditions of the applicable grant agreement and in accordance with the Separation paragraph of the Employment Agreement including without limitation any provisions therein with regard to termination, forfeiture, or claw back and vesting of annual awards during the severance period.  Executive shall not be entitled to receive any new Stock Options, Retention Stock Units, PRSUs or any other equity compensation awards after the Separation Date.

6. Health Insurance Continuation, Universal Life. Executive’s participation in the employee benefit plans available to the Executives of Coach, Inc. shall cease as of the Separation Date except as continued in accordance with the Separation paragraph of the Employment Agreement; however, Executive shall have the right, at Executive’s expense, to exercise such conversion privileges as may be available under such plans.  The Company shall cease paying premiums for the individual universal life insurance policy provided to Executive by the Company under the Executive Life Insurance Plan as of the Separation Date; however, Executive may, at Executive’s election, keep the policy in effect after the Separation Date by paying the premiums therefor as they come due.  The Company will continue to provide the Executive with continued coverage in the Company’s group health plans which he was participating in for the duration stated in the Separation paragraph of the Employment Agreement, as applicable.  When such Company benefits cease, Executive shall be eligible to elect COBRA continuation coverage, to the extent applicable, under the group medical and dental plan available to the Executives of Coach, Inc.  The premium charged during the period stated in the Separation paragraph of the Employment Agreement shall be at the same rate charged an active employee of the Company for similar coverage.  The premium charged for COBRA continuation coverage after the end of the period stated in the Separation paragraph of the Employment Agreement shall be entirely at Executive’s expense and may be different from the premium charged during the period stated in the Separation paragraph of the Employment Agreement.  Executive’s COBRA continuation coverage shall terminate in accordance with the COBRA continuation of coverage provisions under the group medical and dental plans of the Company.

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7. Other Benefits.  Executive will be entitled to fulfillment of any matching grant obligations under the Company’s Matching Grants Program with respect to commitments made by Executive prior to the Separation Date.

8. Non-Solicitation, Non-Competition, Confidentiality, Non-Disparagement. The Restrictive Covenants Agreement, attached as Exhibit D to the Employment Agreement shall continue to apply and shall be deemed made a part hereof as if set forth herein in full.  In the event of a breach of such exhibit, all provisions of the Restrictive Covenants Agreement concerning such a breach shall apply (including without limitation Section 9).

9. Overpayments, Employee Reimbursements and Return of Company Property. Executive agrees to repay any overpayment of severance payments, vacation payments, or other amount miscalculated hereunder to which Employee is not expressly entitled under the terms of this Agreement (“Severance Overpayment”).  Executive expressly agrees that the Company may reconcile or set off any Severance Overpayment against any remaining unpaid severance payments or other severance pay, including vacation, due under this Agreement, or against any amounts due to Executive under any Company non-qualified plans.

10. Employment Agreement Provisions. The Restrictive Covenants Agreement and the indemnification and arbitration provisions of the Employment Agreement shall continue to apply and shall be deemed made a part hereof as if set forth herein in full.

11. Mutual Release.

(a) Executive on behalf of himself, his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against the Company or any affiliates, legal representatives, successors and assigns, past, present and future directors, officers, employees, trustees and shareholders.  Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without the release.  By executing this Agreement, Executive is waiving all claims against the Company and its related persons arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and the Human Rights Laws of the State and City of New York.  Nothing herein shall release any party from any obligation under this Agreement.  Notwithstanding anything herein to the contrary, Executive expressly reserves and does not release his rights of indemnification to which he is entitled under the Employment Agreement, or any other rights of indemnification with regard to his service as an officer and director of the Company and its subsidiaries and its affiliates and any benefit plan, or his rights to, and under, director and officer liability insurance coverage.

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(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE COMPANY FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”).  EXECUTIVE FURTHER AGREES:  (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SEVERANCE PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE.

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(c) The Company does hereby knowingly and voluntarily release, acquit and forever discharge Executive from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its affiliates and the conclusion thereof, which the Company or its affiliates ever had, now has or at any time hereafter may have, own or hold against Executive.  By executing this Agreement, the Company is waiving all claims against Executive arising under federal, state and local labor laws.  Nothing herein shall release any party from any obligation under this Agreement.  Notwithstanding the foregoing, this release shall not extend to any claims of Executive’s fraud, embezzlement, intentional misconduct, recklessness or gross negligence against the Company, or to any claims of unlawful or criminal act of Executive that results in a judgment or settlement of such claims brought by a third party against the Company.

12. Covenant Not to Sue. To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, with regard to any of the claims released in paragraph 11 of this Agreement.  In the event of Executive’s breach of the terms of this provision, without prejudice to the Company’s other rights and remedies available at law or in equity, except as prohibited by law, Executive shall be liable for all costs and expenses (including, without limitation, reasonable attorney’s fees and legal expenses) incurred by the Company as a result of such breach.  Notwithstanding the foregoing, nothing herein shall prevent Executive or the Company from instituting any action required to enforce the terms of this Agreement.  In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have under the Employee Retirement Income Security Act of 1974, commonly known as ERISA.

13. Recommendations.  The Company’s executive officers will provide references for Executive to any prospective employer of the Executive who contacts the Company’s executive officers in accordance with the Company’s reference policy.  The Company represents that it and its executive officers have no current knowledge concerning any issues that would affect the ability of the Company and its executive officers to provide such references.

14. Executive’s Understanding.  Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has had an opportunity to review this Agreement, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

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15. Non-Reliance.  Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

16. Severability of Provisions.  In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

17. Non-Admission of Liability.  Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state or local law, regulation, common law, breach of any contract, or any wrongdoing of any type.

18. Non-Assignability.  The rights and benefits available under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

19. Entire Agreement.  This Agreement sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto.  It may not be modified or amended except in writing and signed by both the Executive and an authorized representative of the Company.

20. Notices.  Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:
Victor Luis
at the last known address on Company record

To the Company at:
Coach, Inc.
516 West 34th Street
New York, New York  10001
Attention:  General Counsel

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement.

COACH, INC.

Date:

Accepted and agreed to.

EXECUTIVE:

Victor Luis
SSN:
Date:

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